Exhibit 3.46

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

CORAM HEALTHCARE OF WYOMING, L.L.C.

This Limited Liability Company Agreement (this “Agreement”) of CORAM HEALTHCARE OF WYOMING, L.L.C., a Delaware limited liability company (the “Company”), is entered into as of July 1, 2010, by Coram Specialty Infusion Services, Inc. as its sole member (the “Sole Member”).

WHEREAS, on May 28, 1998, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”) by the filing of the Certificate of Formation of the Company (the “Certificate”) with the office of the Secretary of State of the State of Delaware;

WHEREAS, on June 30, 1998, the Sole Member executed the Limited Liability Company Agreement of the Company (the “Original Agreement”) and ratified the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware; and

WHEREAS, the Sole Member of the Company, pursuant to the Original Agreement, desires to amend and restate the Original Agreement.

NOW, THEREFORE, the Sole Member hereby agrees as follows:

1. Name. The name of the Company is Coram Healthcare of Wyoming, L.L.C. or such other name as the Sole Member may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in the Act.

3. Formation. The Company has been formed as a Delaware limited liability company by the filing and execution of the Certificate with the Secretary of State of the State of Delaware on May 28, 1998.

4. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

5. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Sole Member deems necessary or advisable in connection with the foregoing.

6. Offices. The registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 and its registered agent for service of process on the Company at such address is Corporation Service Company. The principal place of business of the Company shall be located at such place or places as the Sole Member may determine.

7. Members. The Sole Member is hereby designated as an authorized person, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as she may deem necessary or appropriate in furtherance of the ordinary course of business of the Company. Coram Specialty Infusion Services, Inc. is hereby designated as the Sole Member of the Company, and shall initially have such initial ownership percentage of the Company as set forth on Annex A hereto. The Company has no other members on the date hereof. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Specifically, the Sole Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any applications necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

8. Capital Contributions. The Sole Member shall make capital contributions to the Company at such times, and in such amounts, as the Sole Member shall determine in its sole discretion.

9. Allocations, Distributions, Profits and Losses. Allocations and distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Sole Member shall determine in its sole discretion. The Sole Member may withhold from any distributions amounts necessary to pay or establish reserves for expenses and liabilities (contingent or otherwise) of the Company. Distributions will be subject to the requirements of the Act and other applicable law.

10. Term. The Company shall continue in full force and effect until terminated by operation of the Act or upon the sole election of the Sole Member.

11. Additional Members. The Company may, at the Sole Member’s sole discretion, issue additional membership interests to other persons and admit them to the Company as members.

12. Liability. The personal liability of the Sole Member to the Company is eliminated or limited to the fullest extent permitted under the Act, and the Sole Member shall have no liability to the Company except as expressly required by the Act.

13. Exculpation and Indemnification. Neither the Sole Member nor any director, officer or employee, or other agent or representative (each a “Covered Person”) shall be liable to the Company, the Sole Member or any other person or entity who or that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and the Sole Member shall not have personal liability on account thereof.

14. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following: (a) the written consent of the Sole Member; (b) at any time that there is no member of the Company, unless the Company is continued pursuant to the Act; or (c) the occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act.

15. Books and Records. The Company shall keep or cause to be kept full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the Act. Such books and records shall be maintained on the basis utilized in preparing the Company’s United States federal income tax returns.

16. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity or the remainder of this Agreement.

17. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Sole Member.

18. Amendment. This Agreement may be amended and/or restated at any time with the consent of the Sole Member.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of July 1, 2010.

SOLE MEMBER:

CORAM SPECIALTY INFUSION SERVICES, INC.

/s/ Michael E. Dell
Name:	Michael E. Dell
Title:	Vice President, General
Counsel and Secretary

[Signature Page to Coram Healthcare of Wyoming, L.L.C. Limited Liability Company Agreement]

Annex A

Membership

Name of Member	Ownership Percentage
Coram Specialty Infusion Services, Inc.	100%